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                 January 12, 2022

       Clay Bretches
       Chief Executive Officer and President
       Altus Midstream Company
       One Post Oak Central
       2000 Post Oak Boulevard, Suite 100
       Houston, TX 77056-4400

                                                        Re: Altus Midstream
Company
                                                            Registration
Statement on Form S-3
                                                            Filed January 7,
2022
                                                            File No. 333-262043

       Dear Mr. Bretches:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Troy Harder, Esq.